Exhibit 2.2

PUT/CALL AGREEMENT

This PUT/CALL AGREEMENT (this “Agreement”) is entered into as of July 21, 2005 by and among Cabot Industrial Value Fund Manager, LLC, a Massachusetts limited liability company (“Cabot GP”), each of the limited partners of the Partnership listed on Exhibit A to this Agreement (the “Non-REIT LPs”) and Dividend Capital Trust Inc., a Maryland corporation (“DCT”).  A list of the defined terms used in this Agreement and the sections of this Agreement where such terms are defined is attached to this Agreement as Exhibit B.  Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, DCT, DCT Acquisition Corporation, a Maryland corporation and a controlled affiliate of DCT (“Acquisition Sub”), Capital Industrial Value Fund, Inc., a Maryland corporation (“REIT LP”) and Cabot GP have entered into an Agreement and Plan of Merger dated as of June 17, 2005 (the “Merger Agreement”) whereby Acquisition Sub will merge with and into REIT LP, with REIT LP remaining as the surviving corporation controlled by DCT (such merger transaction is referred to herein as the “Merger Transaction”).

WHEREAS, contemporaneously with the closing of the Merger Transaction (the “Closing”), the Amended and Restated Limited Partnership Agreement of Cabot Industrial Value Fund, L.P. (the “Partnership”) shall be amended and restated in the form of the Second Amended and Restated Limited Partnership Agreement attached as Exhibit M to the Merger Agreement (as so amended and restated, the “Partnership Agreement”), Cabot Industrial Value Fund, Inc., a Maryland corporation which will be beneficially owned by DCT following the closing of the Merger Transaction, shall replace Cabot GP as the sole general partner of the Partnership, with the general partner interest of Cabot GP converted to a limited partner interest in the Partnership, and the Non-REIT LPs shall continue to hold limited partnership interests in the Partnership.

WHEREAS, as contemplated by the Merger Agreement, the parties are entering into this Agreement to set forth certain rights and obligations of the parties with respect to the limited partnership interests in the Partnership held by Cabot GP and the Non-REIT LPs following the Merger Transaction.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as set forth below.

1.                                       Put Option.

1.1                         At any time during the period beginning April 1, 2006 through July 1, 2006 (the “Initial Put Period”), each of Cabot GP and each Non-REIT LP (each an “Interest Holder”) shall have the irrevocable right and option, by giving DCT a Put Notice (as described below), to require DCT to purchase all (but not less than all) of the Interest Holder’s limited partnership interests in the Partnership for an amount equal to the Interest Holder’s Initial Put Price (as defined below).  Beginning on January 1, 2009, at any time during the month of January in 2009 and in each calendar year thereafter (the “Subsequent Put Periods”), each Interest Holder shall have the irrevocable right and option, by giving DCT a Put Notice, to require DCT to purchase all (but not less than all) of the Interest Holder’s limited partnership interests in the Partnership for an amount equal to the Interest Holder’s Subsequent Put Price (as defined below).  As used herein, “Put Price” shall refer to either the Initial Put Price or a Subsequent Put Price, as applicable.

1.2                         On the date of sale designated in a Put Notice, the applicable Interest Holder shall (a) sell, assign, convey, transfer and deliver to DCT all of its limited partnership interests in the Partnership free and clear of all pledges, security interests, adverse claims, liens, restrictions and encumbrances (other than those set forth in the Partnership Agreement, as then in effect) against payment therefor of such Interest Holder’s Initial Put Price or Subsequent Put Price, as applicable, (b) withdraw as a partner of the Partnership and (c) execute and deliver all instruments, agreements and other documents reasonably necessary to effect the foregoing, including, without limitation, (x) a certificate by such Interest Holder as of such date that the representations and warranties in Section 7 with respect to such Interest Holder and such limited partnership interest are true and correct as of such date, (y) if such Interest Holder is not an individual, a certificate by the secretary or other appropriate Person of such Interest Holder as of such date as to (i) the incumbency of its officers or other signatories, (ii) authorizations relating to this Agreement, and (iii) the organizational documents of such Interest Holder and (z) if such Interest Holder is registered entity, a certificate of good standing as of a recent date from the secretary of state of its state of organization.  DCT shall make payment in cash by wire transfer of same day funds of the Initial Put Price or Subsequent Put Price, as applicable, with respect to such Interest Holder to the Interest Holders’ Representative (as defined below) for distribution to such Interest Holder subject, however, to adjustment as provided in Section 3 and 4.  Upon payment of an Interest Holder’s Initial Put Price or Subsequent Put Price, as applicable, to the Interest Holders’ Representative, such Interest Holder shall cease to be, and shall have no further rights or obligations as, a limited partner of the Partnership, except the right to receive the Initial Put Price or Subsequent Put Price, as applicable, obligations of Cabot GP to pay the remaining balance owed under the “CSFB Agreement” pursuant to Section 6.5 of the Partnership Agreement, and confidentiality obligations pursuant to Section 12.12 of the Partnership Agreement.  If DCT GP requests, DCT shall set off against the Initial Put Price or Subsequent Put Price, as applicable, any amounts owed by such Interest Holder pursuant to Section 6.5 of the Partnership Agreement subject, however, to the right of the Interest Holders’ Representative to reasonably approve the amount of such set off.

1.3                         The Put Notice shall designate the date of sale, which date shall be not less than ten (10) Business Days and not more than fifteen (15)

Business Days after DCT’s receipt of such Put Notice.  The Put Notice shall be delivered to DCT at the address provided in Section 10.

1.4                         The Initial Put Price for each Interest Holder is the difference between (a) the product of (i) Two Hundred Seventy Nine Million Thirty Thousand Two Hundred and Fifty Dollars ($279,030,250.00), multiplied by (ii) the Put/Call Payment Percentage for such Interest Holder set forth in Exhibit A, minus (b) the product of (i) $20,736,918.94, multiplied by (ii) such Interest Holder’s Adjustment Pro Rata Percentage.  The Subsequent Put Price for each Interest Holder shall equal the fair market value of the limited partnership interest in the Partnership held by such Interest Holder as determined pursuant to Section 6.  Notwithstanding anything to the contrary contained in this Agreement, there shall be no adjustment to the Subsequent Put Price pursuant to Sections 3 or 4 of this Agreement.

1.5                         Notwithstanding the foregoing, DCT shall not be under any obligation to purchase an Interest Holder’s limited partnership interest pursuant to a Put Notice if any of the representations or warranties in Section 7 of this Agreement with respect to such Interest Holder or such limited partnership interest is in default in any material respect.

2.                                       Call Option

2.1                         At any time during the period beginning April 1, 2007 through July 1, 2007 (the “Initial Call Period”), DCT shall have the irrevocable right and option, by giving the Interest Holders’ Representative a Call Notice (as described below), to purchase all (but not less than all) of the limited partnership interests in the Partnership of all (but not less than all) of the Interest Holders for an amount equal to the Interest Holders’ aggregate Initial Call Prices (as defined below).  Beginning on January 1, 2009, at any time during the month of January in 2009 and in each calendar year thereafter (the “Subsequent Call Periods”), DCT shall have the irrevocable right and option, by giving the Interest Holders’ Representative a Call Notice, to purchase all (but not less than all) of the limited partnership interests in the Partnership of all (but not less than all) of the Interest Holders for an amount equal to the Interest Holders’ aggregate Subsequent Call Prices (as defined below).  As used herein, “Call Price” shall refer to either the Initial Call Price or a Subsequent Call Price, as applicable.

2.2                         On the date of sale designated in the Call Notice, each Interest Holder shall (a) sell, assign, convey, transfer and deliver to DCT all of its limited partnership interest in the Partnership, free and clear of all pledges, security interests, adverse claims, liens, restrictions and encumbrances (other than those set forth in the Partnership Agreement, as then in effect), against payment therefor of such Interest Holder’s Initial Call Price or Subsequent Call Price, as applicable, (b) withdraw as a partner of the Partnership and (c) execute and deliver all instruments, agreements and other documents reasonably necessary to effect the foregoing, including, without limitation, (x) a certificate by such Interest Holder as of such date that the representations and warranties in Section 7 with respect to such Interest Holder and such limited partnership interest are true and correct as of such date, (y) if such Interest Holder is not an individual, a certificate by the secretary or other appropriate person of such Interest Holder as of such date as to (i) the incumbency of its officers or other signatories, (ii) authorizations relating to this Agreement, and (iii) the organizational documents of such Interest Holder and (z) if such Interest Holder is registered entity, a certificate of good standing as of a recent date from the secretary of state of its state of organization.  DCT shall make payment in cash by wire transfer of same day funds of the Initial Call Price or Subsequent Call Price, as applicable, to the Interest Holders’ Representative (as defined below) for distribution to the applicable Interest Holder.  Upon payment of the Interest Holder’s Initial Call Price or Subsequent Call Price, as applicable, to the Interest Holders’ Representative, such Interest Holder shall cease to be, and shall have no further rights or obligations as, a limited partner of the Partnership, except the right to receive the Initial Call Price or Subsequent Call Price, as applicable, obligations of Cabot GP to pay the remaining balance owed under the “CSFB Agreement” pursuant to Section 6.5 of the Partnership Agreement, and confidentiality obligations pursuant to Section 12.12 of the Partnership Agreement.  If DCT GP requests, DCT shall set off against the Initial Call Price or Subsequent Call Price, as applicable, any amounts owed by such Interest Holder pursuant to Section 6.5 of the Partnership Agreement subject, however, to the right of the Interest Holders’ Representative to reasonably approve the amount of such set off.

2.3                         The Call Notice shall designate the date of sale, which date shall be not less than ten (10) Business Days and not more than fifteen (15) Business Days after the Interest Holders’ Representative’s receipt of such Call Notice.  The Call Notice shall be delivered to the Interest Holders’ Representative at the notice address provided in Section 10.

2.4                         The Initial Call Price for the limited partnership interest of each Interest Holder shall be equal to the product of (A) the Initial Put Price (prior to any adjustment pursuant to Sections 3 or 4) multiplied by (B) one (1) plus the percentage increase, if any, in the Consumer Price Index – All Urban Consumers, All Items, published by US Department of Labor, Bureau of Labor Statistics, for the most recent twelve month period that is available on April 1, 2007 (the “Call Adjuster”); provided, that the Call Adjuster shall in no event be less than 1.025 or greater than 1.035.  The Initial Call Price as so determined shall be subject to adjustment as provided in Sections 3 and 4.  The Subsequent Call Price for each Interest Holder shall equal the fair market value of the limited partnership interest in the Partnership held by such Interest Holder as determined pursuant to Section 6.  Notwithstanding anything to the contrary contained in this Agreement, there shall be no adjustment to any Subsequent Call Price pursuant to Sections 3 or 4 of this Agreement.

2.5                         Notwithstanding the foregoing, DCT shall not be under any obligation to purchase an Interest Holder’s limited partnership interest pursuant to a Call Notice if any of the representations or warranties in Section 7 of this Agreement with respect to such Interest Holder or such limited partnership interest is in default in any material respect.

3.                                       Adjustments to Put Price/Call Price; Other Payments to Interest Holders

3.1                         Upon the determination of the Closing Pro-Rated Adjustment in accordance with Section 1.8(d) of the Merger Agreement, in the event the Closing Pro-Rated Adjustment is different from the Estimated Pro-Rated Adjustment (excluding in such case leasing commissions, tenant improvement costs and capital improvements required under leases that are allocated according to Sections 1.8(g)(v) and 1.8(g)(vi) of the Merger Agreement), each Interest Holder’s Initial Put Price or Initial Call Price, as applicable, shall be appropriately adjusted by an amount equal to the difference between such amounts, multiplied by such Interest Holder’s Adjustment Pro Rata Percentage as set forth on Exhibit A (with respect to each Interest Holder, the “Adjustment Pro Rata Percentage”).  If pursuant to Section 1.8(d) of the Merger Agreement there is an adjustment in favor of the Stockholders under the Merger Agreement, then the adjustment pursuant to this Section 3.1 shall result in an increase in each Interest Holder’s Initial Put Price or Initial Call Price, as applicable, calculated in accordance with the preceding sentence, and if the adjustment pursuant to Section 1.8(d) of the Merger Agreement is in favor of the Buyer under the Merger Agreement, then the adjustment pursuant to this Section 3.1 shall be in the form of a decrease in each Interest Holder’s Initial Put Price or Initial Call Price, as applicable, calculated in accordance with the preceding sentence.  If there is a sale pursuant to a Put Notice or Call Notice prior to the determination of the Closing Pro-Rated Adjustment in accordance with Section 1.8(d) of the Merger Agreement and the Closing Pro-Rated Adjustment is different from the Estimated Pro-Rated Adjustment when the same is finally determined, then within three (3) Business Days following such determination, DCT and the applicable Interest Holder shall appropriately adjust for such difference either (i) if there is an adjustment in favor of DCT, by jointly authorizing and directing the Escrow Agent to pay to DCT within three (3) Business Days following delivery of such authorization an amount equal to the product of (A) the difference between such amounts multiplied by (B) such Interest Holder’s Adjustment Pro Rata Percentage, and (ii) if there is an adjustment in favor of the Interest Holder, by DCT paying to the Interest Holders’ Representative, for payment to such Interest Holder, the product of (A) the difference between such amounts, multiplied by (B) such Interest Holder’s Adjustment Pro Rata Percentage, by wire transfer of immediately available funds.

3.2                         Upon the determination of the Closing Adjusted Working Capital in accordance with Section 1.8(c) of the Merger Agreement, (i) in the event the Closing Adjusted Working Capital minus the Closing Total Debt, is less than the Estimated Closing Adjusted Working Capital minus the Estimated Total Debt, each Interest Holder’s Initial Put Price or Initial Call Price, as applicable, shall be reduced by an amount equal to the product of (A) the difference between such amounts, multiplied by (B) the applicable Interest Holder’s Adjustment Pro Rata Percentage, and (ii) in the event that the Closing Adjusted Working Capital minus the Closing Total Debt is greater than the Estimated Closing Adjusted Working Capital minus the Estimated Total Debt, the applicable Interest Holder’s Initial Put Price or Initial Call Price, as applicable, shall be increased by the product of (A) the difference between such amounts, multiplied by (B) the Interest Holder’s Adjustment Pro Rata Percentage.

3.3                         If as of the date of sale of limited partnership interests in the Partnership pursuant to a Put Notice or Call Notice, the Partnership has undistributed Operating Cash Flow or undistributed Net Capital Proceeds (each as defined in the Partnership Agreement), undistributed proceeds from the sale of the Helen Street Property or the Baltimore Property or from a final judgment in or settlement of the litigation involving the Helen Street Rent Escrow and/or the Helen Street Improvements Escrow (as each such terms are defined in the Partnership Agreement), or undistributed collected rent from the tenant of the Baltimore Property for the period prior to June 1, 2006, then the applicable Interest Holder’s Initial Put Price or Initial Call Price, as applicable, shall be increased by an amount equal to the product of (A) the aggregate amount of such undistributed Operating Cash Flow, Net Capital Proceeds, proceeds from the sale of such Helen Street Property or Baltimore Property or from such final judgment or settlement or such undistributed collected rent, multiplied by (B) in the case of undistributed Operating Cash Flow or undistributed Net Capital Proceeds, the Percentage (as defined in the Partnership Agreement) of the applicable Interest Holder, and in the case of undistributed proceeds from the sale of such Helen Street Property or Baltimore Property, from a final judgment in or settlement of the litigation involving the Helen Street Rent Escrow and/or the Helen Street Improvements Escrow or such undistributed collected rent, the amount of such proceeds or rent that would be distributed to such Interest Holder if 100% of such proceeds were distributed pursuant to Sections 6.3 and 6.4 of the Partnership Agreement.  If, as of the date of any sale pursuant to a Put Notice or Call Notice, the Partnership has entered into a binding contract for the sale of the Helen Street Property or Baltimore Property that, if and when consummated, would give rise to a distribution requirement to the applicable Interest Holder pursuant to Section 6.3 or 6.4 of the Partnership Agreement, but has not closed on such sale then, upon the consummation of such sale, DCT shall pay to the Interest Holders’ Representative for distribution to the applicable Interest Holder the amount that would have been distributed to such Interest Holder pursuant to Section 6.3 or 6.4 of the Partnership Agreement if such Interest Holder had still been a partner in the Partnership and 100% of such proceeds from such sale were distributed at such time.  In addition to the foregoing:

a)                                      If following any sale pursuant to a Put Notice or Call Notice but prior to that date which is three (3) years after the date of this Agreement, the Partnership receives a final judgment in or settlement of the litigation involving the Helen Street Rent Escrow and/or the Helen Street Improvements Escrow or collects rent from the tenant at the Baltimore Property for the period prior to June 1, 2006, then DCT shall promptly pay to the Interest Holders’ Representative for distribution to the applicable Interest Holder the amount of the proceeds from such judgment or settlement or such collected rent that would have been paid to such Interest Holder pursuant to Section 6.3 or Section 6.4 of the Partnership Agreement if such Interest Holder had still been a partner in the Partnership and 100% of such proceeds were distributed at such time; and

(b)                                 if following any sale pursuant to any Put Notice or Call Notice but prior to that date which is twelve (12) months after the date of this Agreement there is a sale of the Baltimore Property that would have resulted in a distribution to the applicable Interest Holder pursuant to Section 6.4 of the Partnership Agreement if such Interest Holder had continued to be a limited partner in the Partnership, then DCT shall promptly pay to the Interest Holders’ Representative for distribution to such Interest Holder an amount equal to the distribution that such Interest Holder would have received pursuant to Section 6.4 of the Partnership Agreement if such Interest Holder had still been a partner in the Partnership and 100% of such proceeds were distributed at such time.

3.4                         If there is a sale of any Seller Property (including, without limitation, the Baltimore Property and the Helen Street Property), then each Interest Holder’s Initial Put Price or Initial Call Price, as applicable, shall be decreased to the extent that the proceeds distributed to such Interest Holder from such sale pursuant to the Partnership Agreement exceed such Interest Holder’s share of the excess of such proceeds over the value allocated to such Seller Property by Buyer in good faith in connection with the Merger Agreement (which allocations Buyer has provided to Seller prior to the date of this Agreement.)

3.5                         If DCT is obligated under the Merger Agreement to make a payment to the Seller Representative after the date hereof pursuant to Section 1.14(c) of the Merger Agreement as a result of its acquisition of the Seattle Property, then the Initial Put Price or Initial Call Price, as applicable, of each Interest Holder shall be increased by an amount equal the product of (i) the amount set forth in clause (A) of the last sentence of such Section 1.14(c) of the Merger Agreement, multiplied by (ii) such Interest Holder’s Adjustment Pro Rata Percentage.

3.6                         To the extent that any lease described in Exhibit K to the Merger Agreement that was not executed as of the date hereof is subsequently executed by the applicable tenant and the Partnership or a subsidiary or other transferee affiliate of DCT on substantially the same terms as set forth in such Exhibit K for such lease and the payment of rent under such lease commenced within the number of months set forth in such Exhibit K for such lease, then the Initial Put Price or Initial Call Price, as applicable, of each Interest Holder shall be increased by an amount equal to the product of (i) the monthly rent shown on such Exhibit K for such lease multiplied by (ii) the difference between (x) the number of months set forth for such lease in such Exhibit K and (y) the number of months (or portions of months) that have expired since the date hereof prior to the commencement of payment of rent multiplied by (iii) such Interest Holder’s Adjustment Pro Rata Percentage.

3.7                         If DCT becomes obligated under the Merger Agreement to make a payment to the Seller Representative pursuant to Section 1.8(f) of the Merger Agreement as a result of the collection of Uncollected Tenant Payments, then (i) to the extent that an Interest Holder continues to be a limited partner in the Partnership, such Interest Holder’s Initial Put Price or Initial Call Price, as applicable, shall be increased by an amount equal to the product of (A) such Uncollected Tenant Payments that are collected and (B) such Interest Holder’s Adjustment Pro Rata Percentage, and (ii) to the extent that an Interest Holder has sold its limited partnership interest pursuant to a Put Notice or a Call Notice, DCT will be obligated to promptly pay to the Interest Holders’ Representative, for payment to such Interest Holder, an amount equal to the product of (A) such Uncollected Tenant Payments that are collected and (B) such Interest Holder’s Adjustment Pro Rata Percentage.

4.                                       Put/Call Escrow Agreement

4.1                         Section 9 of this Agreement provides that DCT is entitled to indemnification from and against certain Losses (as defined in Section 9.2).  Prior to the sale of a limited partnership interest of an Interest Holder pursuant to a Put Notice by such Interest Holder or a Call Notice by DCT, any indemnification amounts to which DCT is entitled with respect to such Interest Holder pursuant to Section 9.2 shall be subtracted from the Initial Put Price or the Initial Call Price.

4.2                         If at the time of a sale of a limited partnership interest of an Interest Holder pursuant to a Put Notice or a Call Notice there is the possibility of continuing adjustments to the Initial Put Price or Initial Call Price, as applicable, pursuant to Section 3.1 and/or continuing indemnification obligations pursuant to Section 9.2, the Interest Holders’ Representative and DCT shall enter into an escrow agreement with the Escrow Agent in the form attached hereto as Exhibit D (the “Put/Call Escrow Agreement”) providing for the formation of an escrow fund.

4.3                         The amount of the payment to an Interest Holder in connection with a sale of a limited partnership interest pursuant to a Put Notice or a Call Notice shall be reduced by an amount equal to the difference between (A) such Interest Holder’s Adjustment Pro Rata Percentage of the Put/Call Escrow Amount and (B) the sum of (x) any indemnification amounts subtracted from such Interest Holder’s Initial Put Price or Initial Call Price, as applicable, pursuant to Section 4.1 and (y) if there is any Put/Call Post-Closing Adjustment Escrow Amount, any amounts subtracted from such Interest Holder’s Initial Put Price or Initial Call Price, as applicable, pursuant to Sections 3.1 and 3.2 prior to the date of sale of such Interest Holder’s limited partnership interest pursuant to such Call Notice or Put Notice.  The reduction amount equal to the difference between (A) and (B) of the foregoing sentence shall be deposited into escrow pursuant to the Put/Call Escrow Agreement.

4.4                         The following terms as used in Agreement shall have the meanings set forth below.

4.4.1                        The “Put/Call Post-Closing Adjustment Escrow Amount” for each Interest Holder shall mean the product of (A) the amount mutually agreed upon by Buyer and Seller in accordance with Section 5.12 of the Merger Agreement, multiplied by (B) such Interest Holder’s Adjustment Pro Rata Percentage (together with any interest earned on such product while held in escrow), which, in addition to the Put/Call Indemnification Escrow Amount, shall secure and serve as the sole and exclusive remedy for satisfying DCT ‘s rights to payments under Section 3.  Notwithstanding the foregoing, there shall be no Put/Call Post-Closing Adjustment Escrow Amount if there is no possibility of continuing adjustments to the Initial Put Price or Initial Call Price, as applicable, pursuant to Section 3.1.

4.4.2                        The “Put/Call Indemnification Escrow Amount” for each Interest Holder shall mean the product of (A) Five Million Dollars ($5,000,000) multiplied by (B) such Interest Holder’s Adjustment Pro Rata Percentage (together with any interest earned on such product while held in escrow), which shall secure and serve as the sole and exclusive remedy for satisfying DCT ‘s rights to payments under Section 9.2 of this Agreement and, in addition to the Put/Call Post-Closing Adjustment Escrow Amount, for satisfying DCT ‘s rights to payments under Section 3.

4.4.3                        The “Put/Call Escrow Amount” means, collectively the Put/Call Post-Closing Adjustment Escrow Amount and the Put/Call Indemnification Escrow Amount.

5.                                       Interest Holders’ Representative

5.1                         Cabot GP shall serve as the representative of the Interest Holders with respect to matters arising after the date hereof in connection with all matters arising under or related to this Agreement including, without limitation, the post-closing adjustments set forth in Section 3, the indemnification rights and obligations set forth in Section 9, and matters arising under or relating to the Put/Call Escrow Agreement (in such capacity, the “Interest Holders’ Representative”).  The Interest Holders’ Representative shall have all of the rights and shall perform all of the obligations of the Interest Holders’ Representative as set forth in the Put/Call Escrow Agreement and this Agreement.  Without limiting the foregoing, the Interest Holders’ Representative shall have the exclusive right, power and authority, on behalf of the Interest Holders, (w) to take any actions the Interest Holders’ Representative may deem necessary or proper on behalf of the Interest Holders in connection with the post-closing adjustments pursuant to Section 3, (x) to pursue, defend, and settle any indemnification claims made pursuant to Section 9, and to do all things and to take all other actions the Interest Holders’ Representative may consider necessary or proper to resolve any indemnification claims, (y) to consent to the sale of the Helen Street Property without retaining an interest in the Helen Street Rent Escrow or Helen Street Improvements Escrow, and (z) give and receive all notices, make all decisions and take all other actions on behalf of the Interest Holders in connection with this Agreement.

5.2                         All decisions and actions by the Interest Holders’ Representative pursuant to its authority granted herein shall be binding upon each Interest Holder and no Interest Holder shall have any right to object, dissent, protest or otherwise contest the same.  DCT shall be entitled to deal with and rely conclusively on the Interest Holders’ Representative as provided herein as if, and with the same effect as if, the Interest Holders’ Representative constituted all Interest Holders and DCT shall not be under any obligation to involve itself with the Interest Holders’ Representative’s performance for the benefit of the Interest Holders or the Interest Holders’ relationship among themselves.

5.3                         The Interest Holders’ Representative shall have full power and authority on behalf of each Interest Holder to take any and all actions, execute any and all instruments (other than the instruments, agreements, certificates and documents delivered pursuant to Sections 1.2, 2.2 and 10.13 of this Agreement, which shall be executed by the applicable Interest Holder), and execute or waive any and all rights and obligations of each Interest Holder in connection with the matters covered by Section 3, Section 4 and Section 9.2 and all other matters arising under or relating to this Agreement.  The Interest Holders’ Representative at all times shall be the same Person as the Seller Representative.  No bond shall be required of the Interest Holders’ Representative, and the Interest Holders’ Representative shall receive no compensation for its services in such capacity.  Notices or communications to or from the Interest Holders’ Representative shall constitute notice to or from each of the Interest Holders.  The Interest Holders’ Representative shall have reasonable access to information about the Partnership, provided that the Interest Holders’ Representative shall treat confidentially and not disclose the Seller Rent Roll and other lease information related to the Seller Properties to anyone (except on a need to know basis to individuals who agree to treat such information confidentially or in connection with any arbitration or other dispute resolution proceeding).

5.4                         DCT shall make payment of all amounts to be paid to the Interest Holders under this Agreement to the Interest Holders’ Representative for distribution to the Interest Holders.  DCT’s sole obligation with respect to the payment of amounts under this Agreement shall be to pay such amounts to the Interest Holders’ Representative, and the Interest Holders shall look solely to the

Interest Holders’ Representative for payment thereof following such payment by DCT.

6.                                       Determination of Fair Market Value for Subsequent Put Price.  If a Subsequent Put Price or a Subsequent Call Price is to be determined pursuant to this Agreement, then DCT and the Interest Holders’ Representative shall attempt to agree on the fair market value of the applicable limited partnership interests in the Partnership in connection therewith.  If the Interest Holders’ Representative and DCT fail to agree on such fair market value within ten (10) Business Days after a request from the other that they attempt to agree on such fair market value, such fair market value shall be determined by a single appraiser satisfactory to both the Interest Holders’ Representative and DCT, if they are able to agree to such an appraiser within ten (10) Business Days after the request of the Interest Holders’ Representative and DCT.  If no single appraiser is so selected, the Interest Holders’ Representative and DCT shall each appoint an independent appraiser who has at least ten (10) years’ experience appraising comparable interests in partnerships that own industrial real estate and who is not then employed or anticipated to be employed, and who during the last three years has not been employed, by the party selecting the appraiser or any affiliate thereof, and in the case of the third appraiser contemplated below, either such party or any affiliate thereof.  The two appraisers so appointed shall thereafter appoint a third appraiser within ten (10) Business Days after their appointment who meets the same qualifications.  If they fail to do so, the Interest Holders’ Representative and DCT may request that the head of a recognized professional association of real estate appraisers designate a third appraiser with such qualifications.  The three appraisers so appointed shall within thirty (30) days thereafter render their judgment as to the fair market value of the applicable limited partnership interests.  If the Interest Holders’ Representative fails to select an appraiser within ten (10) Business Days after the request by DCT that it do so, the fair market value of the applicable limited partnership interests shall be the fair market value as determined by an appraiser who meets the qualifications stated above and who is selected solely by DCT.  If DCT fails to select an appraiser within ten (10) Business Days after the request by the Interest Holders’ Representative that it do so, the fair market value of the applicable limited partnership interests shall be the fair market value as determined by an appraiser who meets the qualifications as stated above and who is selected solely by the Interest Holders’ Representative.  If three appraisers are to determine the fair market value of the applicable limited partnership interests, then such fair market value shall be deemed to be (i) if two of the appraisals are identical, such identical amount, (ii) if one appraisal is the numerical average of the other two appraisals, the amount set forth in such appraisal, and (iii) otherwise, the numerical average of the two appraisals that are closest together in absolute dollars.  The appraisers appointed to determine the fair market value of limited partnership interests pursuant to this Section 6 shall be instructed first to determine the fair market value of all of the assets of the Partnership and then calculate the fair market value of the limited partnership interests as the amount of distributions that would be made pursuant to the Partnership Agreement on account of such limited partnership interests if all of the assets of the Partnership were sold for their determined fair market value, the Partnership repaid all of its and its subsidiaries’ indebtedness (ignoring any prepayment penalties or similar amounts) and paid customary seller third party closing and other transaction costs.  The Interest Holders shall be responsible to pay the cost of any appraisers selected pursuant to this Section 6 in proportion to their respective Adjustment Pro Rata Percentages.

7.                                       Representations and Warranties of the Interest Holders.  Each Interest Holder hereby severally represents and warrants to DCT as follows as of the date hereof and, except for the representations as to the Partnership in Section 7.1.1, as of the sale of his, her or its limited partnership interest in the Partnership pursuant to this Agreement:

7.1                         Organization, Standing and Power.

7.1.1                        The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware.  The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted.  The Partnership is duly qualified or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate would not have a Seller Material Adverse Effect.  The Partnership has delivered to DCT complete and correct copies of the Partnership Agreement and Certificate of Limited Partnership of the Partnership, in each case, as amended or supplemented, each of which is in full force and effect.

7.1.2                        Cabot GP is a limited liability company duly formed, validly existing and in good standing under the laws of Massachusetts.  Cabot GP has all requisite power and authority to carry on its business as now being conducted.  Cabot GP is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate would not have a Seller Material Adverse Effect or on its ability to consummate the transaction contemplated hereby.  Cabot GP has delivered to DCT complete and correct copies of the Amended and Restated Limited Liability Company Agreement and Certificate of Formation of Cabot GP, in each case, as amended or supplemented, each of which is in full force and effect.

7.1.3                        For each Non-REIT LP that is an entity and not an individual, such Non-REIT LP is an entity duly formed, validly existing and in good standing in the jurisdiction of its organization, has all requisite power and authority to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate would not have a material adverse effect on such Non-REIT LP or on its ability to consummate the transaction contemplated hereby.  Such Non-REIT LP has delivered to DCT complete and correct copies of its formation and organization documents, as applicable, in each case as amended or supplemented, each of which is in full force and effect

7.1.4                        No Interest Holder is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.

7.2                         Authority; Noncontravention; Consents; Litigation.

7.2.1                        Each Interest Holder has the requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement.  The execution and delivery of this Agreement by each of Interest Holder and the performance by each Interest Holder of its obligations under this Agreement have been duly authorized by all necessary action on the part of each such Interest Holder, as applicable.  This Agreement has been duly executed and delivered by each of the Interest Holders and constitutes a legal, valid and binding obligation of each of the Interest Holders, enforceable against each of the Interest Holders in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

7.2.2                        The execution and delivery of this Agreement by each Interest Holder does not, and the consummation of the transactions contemplated by this Agreement and compliance by such Interest Holder with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under or result in the creation of any Lien upon (i) any of the properties or assets of such Interest Holder (ii) if such Interest Holder is an entity, the organizational documents of such entity, (iii) any note, mortgage or other document evidencing, governing or securing any indebtedness of such Interest Holder or any of its material properties or assets or (iv) any judgment, order, decree, statue, law, ordinance, rule or regulation that is applicable to such Interest Holder or its properties or assets.

7.2.3                        No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to any Interest Holder in connection with the execution and delivery of this Agreement by any Interest Holder or the consummation by any of the Interest Holders of the transactions contemplated by this Agreement.

7.2.4                        There is no suit, action or other legal proceeding pending (in which service of process has been received) against or affecting any Interest Holder, nor, to the knowledge of each Interest Holder, has any such suit, action or other legal proceeding been threatened in writing, involving the limited partnership interest of such Interest Holder or which would reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or governmental entity or arbitrator outstanding against any Interest Holder having, or which insofar as reasonably can be foreseen, in the future would have any such effect.

7.3                         Broker.  No broker, investment banker, financial advisor, finder or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby pursuant to arrangements made by or on behalf of any of the Interest Holders.

7.4                         Ownership of Partnership Interests.  Each Interest Holder is a properly admitted limited partner in the Partnership, owns of record and beneficially the percentage limited partnership interest of the Partnership as set forth opposite each such Interest Holder’s name in Exhibit A, free and clear of any pledges, security interests, adverse claims, liens, restrictions and encumbrance, and is under no obligation to transfer all or any portion of such limited partnership interest to any other person or entity.

Each Interest Holder agrees not to take any action that would cause any of its representations and warranties in this Article 7 to become inaccurate in any material respect.

8.                                       Representations and Warranties of DCT.  DCT hereby represents and warrants to each Interest Holder as follows as of the date hereof and as of the date of its purchase of a limited partnership interest in the Partnership from such Interest Holder pursuant to this Agreement:

8.1                         Organization, Standing and Power of DCT.  DCT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted.  DCT is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

8.2                         Authority; Noncontravention; Consents.

8.2.1                        DCT has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.  The execution and delivery of this Agreement by DCT and the performance by DCT of its obligations under this Agreement have been duly authorized by all necessary action on the part of DCT.  This Agreement has been duly executed and delivered by DCT and constitutes a legal, valid and binding obligation of DCT, enforceable against DCT in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

8.2.2                        The execution and delivery of this Agreement by DCT does not, and the consummation of the transactions contemplated by this Agreement and compliance by DCT with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon (i) any of the properties or assets of DCT, (ii) under the Articles of Incorporation of DCT or the Bylaws of DCT , each as amended or supplemented, (iii) any note, mortgage or other document evidencing, governing or securing any indebtedness of DCT or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation that is applicable to DCT or its properties or assets.

8.2.3                        No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to DCT in connection with the execution and delivery of this Agreement by DCT or the consummation by DCT of the transactions contemplated by this Agreement.

8.2.4                        There is no suit, action or other legal proceeding pending (in which service of process has been received) against or affecting DCT, nor, to the knowledge of DCT, has any such suit, action or other legal proceeding been threatened in writing which would reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or governmental entity or arbitrator outstanding against DCT having, or which insofar as reasonably can be foreseen, in the future would have any such effect.

8.3                         Broker.  No broker, investment banker, financial advisor, finder or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby pursuant to arrangements made by or on behalf of DCT.

DCT agrees not to take any action that would cause any of its representations and warranties in this Article 8 to become inaccurate in any material respect.

9.                                       Survival Of Representations And Warranties; Indemnification; Further Assurances.

9.1                         Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein as they relate to any sale of a limited partnership interest by any Interest Holder, shall survive the date hereof and shall remain in full force and effect for a period of 6 months after consummation of such sale, and each covenant and agreement of the parties hereto contained herein as they relate to any sale of a limited partnership interest by any Interest Holder shall remain in full force and effect for a period until 6 months after such sale (such date is the “Put/Call Representations Indemnification Cut-Off Date”) except that the covenants and agreements of the parties in Sections 5, 9, 10.13, 10.15 and 10.16 shall survive until the end of the applicable statute of limitations.

9.2                         Indemnification by the Interest Holders.

9.2.1                        The Interest Holders agree, subject to the other terms and conditions of this Agreement, to indemnify and defend DCT against and hold it harmless to the extent of any and all losses, liabilities (including liabilities for taxes), damages (including loss of rental income), claims, awards, judgments, costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”) actually suffered or incurred by DCT arising out of, in connection with or resulting from (i) the breach of any representation or warranty of any Interest Holder contained herein or any document executed by an Interest Holder and delivered pursuant hereto, (ii) any breach of any covenant or agreement of any Interest Holder contained herein or any document executed by an Interest Holder and delivered pursuant hereto,

(iii) any breach of any representation, warranty, covenant or agreement by any party to the Merger Agreement other than DCT and Acquisition Sub, or (iv) any other matter included in clause (i), (ii) or (iv) of Section 7.2(a) of the Merger Agreement; provided, however, that, in the case of either clause (i), (ii), (iii) or (iv) above no such Loss shall be indemnified hereunder if and to the extent that the underlying liability or claim also gave rise to a reduction in the Put Price or Call Price pursuant to Sections 3 or 4 hereof or a previous reduction in the Merger Consideration, and provided, further, that in no event shall DCT be entitled to indemnification under this Section 9.2 more than once for the same Loss arising from the same state of facts.  Notwithstanding anything to the contrary contained in this Agreement, the liability of the Interest Holders for any Losses pursuant to clause (i) or (ii) above shall be several, and not joint and several, and any Losses pursuant to clause (iii) or (iv) above shall be the joint and several obligations of each of the Interest Holders.

9.2.2                        The indemnification obligations of the Interest Holders pursuant to Section 9.2.1 shall be limited as follows:

(i)                                     The Interest Holders shall have no obligation to provide any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.2.1 exceeds the product of (A) One Hundred Thousand Dollars ($100,000), multiplied by (B) the aggregate of all of the Interest Holders’ Adjustment Pro Rata Percentages (the “Put/Call Threshold Amount”), and then only to the extent such aggregate amount exceeds such Put/Call Threshold Amount.

(ii)                                  The Interest Holders shall not be obligated to indemnify DCT in the aggregate pursuant to Section 9.2.1 for any amount of otherwise indemnifiable Losses with respect to such parties in excess of the product of (A) Five Million Dollars ($5,000,000) and (B) the aggregate of all of the Interest Holders’ Adjustment Pro Rata Percentages (the “Interest Holder Put/Call Maximum Amount”) or, in the case of indemnification pursuant to clauses (iii) and (iv) of Section 9.2.1, from any source other than the aggregate Put/Call Indemnification Escrow Amounts.

(iii)                               No indemnification shall be payable to DCT with respect to claims first asserted by DCT pursuant to Section 9.2.1 after the Put/Call Representations Indemnification Cut-Off Date in the case of claims pursuant to (i) and (ii) in Section 9.2.1 or after that date which is twelve (12) months after the date of this Agreement in the case of a claim pursuant to clause (iii) or (iv) in Section 9.2.1.

9.2.3                        Payments by the Interest Holders pursuant to Section 9.2.2 shall be further reduced by any insurance proceeds and any indemnity, contribution or other similar payment actually received by DCT from any third party with respect thereto.

9.2.4                        DCT shall give the Interest Holders’ Representative written notice (a “Claim Notice”) of any claim, assertion, event or proceeding by or in respect of a third party, or any other claim, as to which DCT is entitled to indemnification hereunder as soon as is practicable and in any event within thirty (30) days of the time that DCT learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Interest Holders’ Representative shall not affect rights to indemnification hereunder except to the extent that the Interest Holders are actually prejudiced by such failure.  Such Claim Notice shall contain (A) a description and the amount to the extent reasonably determinable (the “Claimed Amount”) of any Losses incurred or reasonably expected to be incurred, (B) a statement that it is entitled to indemnification under this Section 9 for such Losses and a reasonable explanation of the basis therefor and (C) a demand for payment in the amount of such Losses.  If the parties have entered into the Put/Call Escrow Agreement, DCT must also deliver a copy of such Claim Notice to the Escrow Agent simultaneously with delivery of the Claim Notice to the Interest Holders’ Representative.  Upon notice to DCT , the Interest Holders’ Representative shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding by or in respect of a third party where the quotient of (a) the remaining balance of the Interest Holder Put/Call Maximum Amount divided by (b) the aggregate Interest Holders’ Adjustment Pro Rata Percentages is equal to or greater than fifty percent (50%) of the Claimed Amount.  If the Interest Holders’ Representative elects to assume the defense of any such claim, assertion, event or proceeding, DCT may participate in such defense and in any event the Interest Holders’ Representative shall keep DCT advised as to the status of such suit or proceeding and defense thereof and shall consider in good faith recommendations made by DCT with respect thereto, but in such case the expenses of DCT shall be paid by DCT.  DCT shall provide and shall cause the Interest Holders to provide, as applicable, the Interest Holders’ Representative and counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Interest Holders’ Representative in the defense or settlement thereof and the Interest Holders shall reimburse DCT for all of the reasonable out of pocket expenses of DCT in connection therewith.  Unless and until the Interest Holders’ Representative elects to defend or if, after commencing or undertaking any such defense, the Interest Holders’ Representative fails to prosecute or withdraws from such defense, DCT shall have the right to undertake the defense or settlement thereof, at the Interest Holders’ expense.  Notwithstanding the foregoing, neither DCT , nor the Interest Holders or the Interest Holders’ Representative, shall make any settlement or compromise of any such claim, assertion, event or proceeding without the consent of the other (which consent may not be unreasonably withheld or delayed).  Any settlement or compromise made or caused to be made by DCT or the Interest Holders or the Interest Holders’ Representative, as the case may be, of any such claim, assertion event, or proceeding shall also be binding upon the Interest Holders and the Interest Holders’ Representative or DCT, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

9.2.5                        DCT shall not be entitled to any indemnification hereunder with respect to any breach of any representation or warranty contained in Sections 2.9, 2.10 and 2.18 of the Merger Agreement with respect to which any director, officer, employee, representative or agent of DCT had actual knowledge, at any time prior to the Closing, of such breach, that such breach was threatened or of the events, circumstances or conditions constituting or resulting in such breach.  DCT shall not be entitled to indemnification hereunder for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such liability is disclosed as a current liability on the Post-Closing Balance Sheet.

9.2.6                        Within twenty (20) days after delivery of a Claim Notice by DCT, the Interest Holders’ Representative shall deliver to DCT and the Escrow Agent a written response (the “Response”) in which the Interest Holders’ Representative shall: (i) agree that DCT is entitled to receive all of the Claimed Amount (in which case, subject to Section 4.1, the Escrow Agent promptly shall distribute to DCT an amount of cash out of the Put/Call Indemnification Escrow Amount, to the extent available, equal to the Claimed Amount), (ii) agree that DCT is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, subject to Section 4.1, the Escrow Agent shall distribute to DCT an amount of cash out of the Put/Call Indemnification Escrow Amount, to the extent available, equal to the Agreed Amount) or (iii) dispute that DCT is entitled to receive any of the Claimed Amount.  If the Interest Holders’ Representative does not deliver a Response to DCT and Escrow Agent with such 20 day period, the Interest Holders’ Representative shall be deemed to have agreed that DCT is entitled to receive all of the Claimed Amount.  If, in the Response, the Interest Holders’ Representative disputes its liability for all or part of the Claimed Amount, the Interest Holders’ Representative and DCT shall follow the procedures set forth below for the resolution of such dispute (a “Dispute”).

During the fifteen (15) day period following the delivery of a Response that reflects a Dispute, the Interest Holders’ Representative and DCT shall use good faith efforts to resolve the Dispute.  If the parties have entered into the Put/Call Escrow Agreement, and if DCT and the Interest Holders’ Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum as joint instructions and, subject to Section 4.1, shall distribute the amount of cash specified in such memorandum out of the Put/Call Indemnification Escrow Amount in accordance with the terms thereof.

9.2.7                        Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of DCT, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

9.2.8                        No Interest Holder shall have any liability under any provision of this Agreement for any consequential (which shall not be deemed to include loss of rents), exemplary or punitive damages or any multiple of damages (except as part of damages awarded to a third party).

9.2.9                        DCT hereby acknowledges and agrees that the Indemnification Escrow Amount and any adjustments to the Initial Put Price or Initial Call Price, as applicable, provided for in this Agreement shall serve as the sole and exclusive remedy for satisfaction of such Interest Holder’s obligations pursuant to this Section 9.2.

9.3                         Indemnification by DCT

9.3.1                        DCT agrees, subject to the other terms and conditions of this Agreement, to indemnify the Interest Holders against and hold them harmless from all Losses actually suffered or incurred by the Interest Holders arising out of, in connection with or resulting from (i) the breach of any representation or warranty of DCT contained herein, (ii) any breach of any covenant or agreement of DCT contained herein, or (iii) any breach of any representation, warranty, covenant of DCT contained in the Merger Agreement; provided, however, that in no event shall the Interest Holders be entitled to indemnification under this Section 9.3 more than once for the same Loss arising from the same state of facts.

9.3.2                        The indemnification obligations of DCT pursuant to Section 9.3.1 or otherwise in this Agreement shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.3.1 or otherwise in this Agreement exceeds the Put/Call Threshold Amount, and then only to the extent such aggregate amount exceeds the Put/Call Threshold Amount.  DCT shall not be obligated to indemnify any Interest Holder pursuant to Section 9.3.1 or otherwise in this Agreement for any amount of indemnifiable Losses in excess of the product of (A) Five Million Dollars ($5,000,000) and (B) the aggregate of all of the Interest Holders’ Adjustment Pro Rata Percentages (the “DCT Put/Call Maximum Amount”).  No indemnification shall be payable to an Interest Holder with respect to claims first asserted by such Interest Holder pursuant to Section 9.3.1 after the Indemnification Cut-Off Date.

9.3.3                        Payments by DCT pursuant to Section 9.3.1 or otherwise in this Agreement shall be reduced by any insurance proceeds and any indemnity, contribution or other similar payment actually received by Interest Holders from any third parties with respect thereto.

9.3.4                        An Interest Holder shall give DCT a Claim Notice of any claim, assertion, event or proceeding by or in respect of a third party, or any other claim, as to which such Interest Holder may request indemnification hereunder as soon as is practicable and in any event within thirty (30) days of the time that such Interest Holder learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify DCT shall not affect rights to indemnification hereunder except to the extent that DCT is actually prejudiced by such failure.  Upon notice to the Interest Holder, DCT shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding by or in respect of a third party where the quotient of (a) the remaining balance of the DCT Put/Call Maximum Amount divided by (b) the aggregate Interest Holders’ Adjustment Pro Rata Percentages is less than fifty percent (50%) of the Claimed Amount.  If DCT elects to assume the defense of any such claim, assertion, event or proceeding, DCT shall consult with the Interest Holder, the Interest Holder may participate in such defense, but in such case the expenses of the Interest Holder shall be paid by the Interest Holder.  The Interest Holder and the Interest Holders’ Representative shall provide DCT with reasonable access to its and its affiliates’ records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with DCT in the defense or settlement thereof, and DCT shall reimburse the Interest Holder for all the reasonable out of pocket expenses of such Interest Holder in connection therewith.  Unless and until DCT elects to defend or if, after commencing or undertaking any such defense, DCT fails to prosecute or withdraws from such defense, the Interest Holder shall have the right to undertake the defense or settlement thereof, at DCT ‘s expense.  Notwithstanding the foregoing, neither the Interest Holder nor DCT shall make any settlement or compromise of any such claim, assertion, event or proceeding without the consent of the other (which consent may not be unreasonably withheld or delayed).  Any settlement or compromise made or caused to be made by the Interest Holder or DCT , as the case may be, of any such claim, assertion, event or proceeding shall also be binding upon DCT or the

Interest Holder, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

9.3.5                        Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Interest Holders, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

9.3.6                        DCT shall not have any liability under any provision of this Agreement for any consequential, exemplary or punitive damages or any multiple of damages.

9.4                         Treatment of Escrow Payments.

All Put/Call escrow amounts remaining in escrow pursuant to this Agreement shall be deemed to be owned by DCT for tax purposes.  Any amounts released from any such escrow to the Interest Holders pursuant to the Put/Call Escrow Agreement or payments made by the Interest Holders or DCT , as the case may be, to or for the benefit of the other parties pursuant to this Section 9 shall be treated as adjustments to the purchase price of the applicable interests for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

9.5                         Remedies Exclusive

From and after the date hereof, the rights of the parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 9 and the Merger Agreement, and, except as set forth in the last sentence of this Section 9.5, such indemnification rights shall be the sole and exclusive remedies of the parties and the Interest Holders’ Representative with respect to any matter in any way relating to this Agreement or arising in connection herewith other than specific performance and injunctive relief; provided, however, that nothing contained in this sentence shall be deemed to modify in any respect any adjustments to the Initial Put Price or Initial Call Price provided for in Sections 3 and 4.  To the maximum extent permitted by law, the parties, the Interest Holders’ Representative hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws (including any right or remedy under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9602 et seq., or any other Environmental Law), at common law or otherwise.  Except as provided in this Agreement or the Merger Agreement, no claim, action or remedy shall be brought or maintained by any party (including the Interest Holders’ Representative) against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement, except to the extent that the same shall have been the result of fraud in the inducement by any party hereto.

9.6                         UCC Searches.  In connection with any transfer of a limited partnership interest of an Interest Holder to DCT pursuant to a Put Notice or Call Notice, DCT shall have the right to require prior to such transfer that it has received a UCC financing statement records search in the applicable jurisdiction(s) which does not show that such limited partnership interest is subject to any pledge, security interest, adverse claim, lien, restriction or encumbrance and, if such limited partnership interest is subject to any such pledge, security interest, adverse claim, lien, restriction or other encumbrance that secures a monetary obligation, in addition to any other available remedies, to cause the satisfaction of such obligation utilizing the portion of the Put Price or Call Price, as applicable, as is required therefor.

10.                                 General Provisions.

10.1                   Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

if to DCT, to:

Dividend Capital Trust Inc.

518 17th Street, 17th Floor

Denver, Colorado  80202

Attention:  Teresa Corral

Fax No.:  (303) 228-2201

with a copy to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Attention:  Matthew A. Posthuma, Esq.

Fax No.:  (312) 701-7711

if to an Interest Holder, to:

c/o Cabot Properties, Inc.

One Beacon Street, Suite 1700

Boston, Massachusetts  02108

Attention:  Robert E. Patterson

Fax No.:  (617) 723-4200

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA  02109

Attention Christopher B. Barker, Esq.

Fax No.:  617-523-1231

All notices shall be deemed given only when actually received at the specified address or facsimile number.  Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.2                   Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate, agreement or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

10.3                   Defined Terms.  Any term used herein but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

10.4                   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

10.5                   Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the exhibits to this Agreement and the Merger Agreement and the other agreements entered into in connection with the Merger and the transactions contemplated by this Agreement and the exhibits to this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral among the parties with respect to the subject matter of this Agreement, including the letter of intent dated May 20, 2005 between the Partnership and DCT, and (b) are not intended to confer upon any person other than the parties hereto and the intended parties to the exhibits to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.6                   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS.  EACH OF THE PARTNERSHIP, CABOT GP, THE NON-REIT LPS AND DCT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE, OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES AN OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO (INCLUDING INTEREST HOLDERS’ REPRESENTATIVE) AGREES (A) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS, AND (B) THAT SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE UNITED STATES POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE.  SERVICE MADE PURSUANT TO (A) OR (B) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.  EACH OF THE INTEREST HOLDERS, THE INTEREST HOLDERS’ REPRESENTATIVE AND DCT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, AND AGREES THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.7                   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that DCT may merge into any other Person, and the rights, interests and obligations of DCT under this Agreement shall be assigned and delegated to such other Person by operation of law; provided that any such merger shall not adversely impact the consummation of the transactions contemplated by this Agreement or the Merger Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns and heirs.

10.8                   Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Delaware or in any state court located in Delaware this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Delaware or any state court located in Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

10.9                   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10             Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the parties exercise their Put Notice or Call Notice under this Agreement.

10.11             Execution by Authorized Officer of Cabot GP.  This Agreement is executed on behalf of Cabot GP by an authorized officer of Cabot GP, acting in his or her capacity as such officer, and not individually. DCT and each person dealing with Cabot GP, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of Cabot GP for satisfaction of any obligations of Cabot GP except in the event of fraud, and they further agree that no investor, partner, member, owner, advisor, manager, employee, officer, director, fiduciary or agent of Cabot GP shall have any personal liability hereunder or otherwise except in the event of fraud.

10.12             Execution by Officer of DCT.  This Agreement is executed on behalf of DCT by an officer of DCT, acting in his or her capacity as such officer, and not individually.  The Interest Holders, the Interest Holders’ Representative and each Person dealing with DCT, or claiming any rights or interests herein or hereunder, agree to look solely to the assets of DCT for satisfaction of any obligations of DCT except in the event of fraud, and they further agree that no investor, partner, member, owner, advisor, manager, employee, officer, director, fiduciary or agent of DCT shall have any personal liability hereunder or otherwise except in the event of fraud.

10.13             Further Assurances.  Each party to this Agreement, promptly upon the request of any other party, shall execute and deliver to the other or to the Escrow Agent, as appropriate, any further instruments and other documents reasonably requested or reasonably appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 10.13 shall survive indefinitely.

10.14             Amendment; Waivers.  This Agreement may be amended only by all of the parties hereto in writing.  DCT and the Interest Holders’ Representative (on behalf of any Interest Holder) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions of the other party contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

10.15             Publicity.  No party hereto shall issue any press release or other written public statements which address in any manner the transactions contemplated by this Agreement or any related documentation, except as may be required by applicable Law or court process or the rules of any securities exchange applicable to such party.

10.16             Confidentiality.  Cabot GP and the Non-REIT LPs shall maintain all the information regarding the Seller Rent Roll and other lease information related to the Seller Properties in strict confidence in accordance with the procedures they each use to protect their own information of a similar nature, as applicable, and not disclose any such information to any person or entity or use any such information for any purpose; provided, that such restrictions shall not apply to (a) any such information which is or becomes publicly available after the date hereof through no fault of Cabot GP or the Non-REIT LPs, (b) any information which after the date hereof is legitimately received by Cabot GP or the Non-REIT LPs from a third party (provided such third party is not known by Cabot GP or the Non-REIT LPs to be bound by an obligation of confidentiality) and (c) any disclosure required by law or any governmental authority, so long as notice of such disclosure is given to DCT promptly upon Cabot GP or the Non-REIT LPs becoming aware of such requirement but in any event prior to making such disclosure, and Cabot GP and the Non-REIT LPs, as applicable, cooperate with DCT as DCT may reasonably request to resist such disclosure.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

DIVIDEND CAPITAL TRUST INC.

By:
Name: Teresa L. Corral
Title: President

CABOT INDUSTRIAL VALUE FUND MANAGER, LLC

By: Cabot Properties, Inc., its managing member

By:
Name: Mark Bechard
Title: Chief Financial Officer and Senior
Vice President

Signature Page to Put/Call Agreement

NON-REIT LPs:

GUS Enterprises XII, LLC

By:
Name:
Title:

NON-REIT LPs:

Gordon Gund – Grant Gund Generation Skipping Trust

By:
Name:
Trustee

NON-REIT LPs:

Gordon Gund – G. Zachary Gund Generation Skipping Trust

By:
Name:
Trustee

NON-REIT LPs:

Ronald L. Skates

NON-REIT LPs:

Ellmore C. Patterson Partners

By:
Name:
Title:

NON-REIT LPs:

ACP Family Partnership L.P.

By:
Name:
Title:

NON-REIT LPs:

Arthur C. Patterson

NON-REIT LPs:

Homestake Partners L.P.

By:
Name:
Title:

NON-REIT LPs:

Burns3 LLC

By:
Name:
Title:

EXHIBIT A

Cabot Limited Partners

Name	Put/Call Payment Percentage	Adjustment Pro Rata Percentage

Cabot Industrial Value FundManager, LLC	15.1044%	22.1019%
GUS Enterprises XII, LLC	1.1211%	1.0287%
Gordon Gund – Grant Gund Generation Skipping Trust	0.1403%	0.1287%
Gordon Gund – G. Zachary Gund Generation Skipping Trust	0.1403%	0.1287%
Ronald L. Skates	0.1403%	0.1287%
Ellmore C. Patterson Partners	0.0654%	0.0600%
ACP Family Partnership L.P.	0.0654%	0.0600%
Arthur C. Patterson	0.0654%	0.0600%
Homestake Partners L.P.	0.0654%	0.0600%
Burns3 LLC	0.1308%	0.1200%

TOTALS	17.0388%	23.8767%

Exhibit to Put/Call Agreement

EXHIBIT B

Defined Terms

“Acquisition Sub”	See Recitals

“Adjustment Pro Rata Percentage	See Section 3.1

“Agreed Amount”	See Section 9.2.6

“Agreement”	See Preamble

“Cabot GP”	See Preamble

“Call Adjuster”	See Section 2.4

“Call Price”	See Section 2.1

“Claim Notice”	See Section 9.2.4

“Claimed Amount”	See Section 9.2.4

“Closing”	See Recitals

“DCT”	See Preamble

“DCT GP”	See Recitals

“DCT Put/Call Maximum Amount”	See Section 9.3.2

“Delaware Courts”	See Section 10.6

“Dispute”	See Section 9.2.6

“Governmental Entity”	See Section 7.2.3

“Interest Holder Put/Call Maximum Amount”	See Section 9.2.2(ii)

“Initial Call Period”	See Section 2.1

“Initial Put Period”	See Section 1.1

“Interest Holder”	See Section 1.1

“Interest Holders’ Representative”	See Section 5.1

“Losses”	See Section 9.2.1

“Merger Agreement”	See Recitals

“Merger Transaction”	See Recitals

“Non-REIT LPs”	See Preamble

“Partnership”	See Recitals

“Partnership Agreement”	See Recitals

“Put Price”	See Section 1.1

“Put/Call Escrow Agreement”	See Section 4.2

“Put/Call Escrow Amount	See Section 4.4.3

“Put/Call Indemnification Escrow Amount	See Section 4.4.2

“Put/Call Post-Closing Adjustment Escrow Amount	See Section 4.4.1

“Put/Call Representations Indemnification Cut-Off Date”	See Section 9.1

“Put/Call Threshold Amount”	See Section 9.2.2(i)

“REIT LP”	See Recitals

“Response”	See Section 9.2.6

“Subsequent Call Periods”	See Section 2.1

“Subsequent Put Periods”	See Section 1.1

EXHIBIT C

Agreement and Plan of Merger

Delivered Separately to the parties to this Agreement

EXHIBIT D

Form of Escrow Agreement

The form of Escrow Agreement implemented at the closing of the Merger Transaction is attached.  If a Put/Call Escrow Agreement is required at the time of the sale of a limited partner interest of an Interest Holder pursuant to the Put/Call Agreement, then the parties shall reasonably agree upon such escrow agreement based on the attached form of escrow agreement, modified as appropriate to reflect the terms of the Put/Call Agreement.  Such escrow agreement shall in any event provide for a release of the Put/Call Escrow Amount 12 months from the date of the Put/Call Agreement except to the extent that an indemnification claim has been made prior to such date.